                                                                   EXHIBIT 10.15

                        [LETTERHEAD OF GENERAL SIGNAL]

November 2, 1995



Ms. Elizabeth D. Conklyn
14 Captain Lawrence Drive
South Salem, NY  10590

Dear Liz:

On the basis of our discussion and your interviews, I am pleased to extend this written confirmation of our verbal offer to become Sr. Vice President, Human Resources of General Signal Corporation reporting to me as Chairman and Chief Executive Officer. Your employment will be effective November 6, 1995 and your appointment as an Officer of the Corporation will be acted upon by the Board of Directors at the December 14, 1995 meeting.

The following confirms the terms and conditions of our offer:

1.   Your starting base salary will be at an annual rate of $190,000.

2. You will be a participant in General Signal's Incentive Compensation Plan commencing in 1996. As such you will be eligible for a Target Award of 45% with actual awards depending on performance and as administered by the Board of Directors.

3. You will be recommended for an award of 5,000 shares of restricted common stock under our 1992 Stock Incentive Plan with a vesting schedule as follows:

          12/14/98 - 1,250 shares
          12/14/99 - 1,250 shares
          12/15/00 - 2,500 shares

     From the date of grant, you will receive dividends paid quarterly and have voting rights for the shares during the vesting period.

4. You will also be recommended for an award of 5,000 shares of non-qualified stock options under the 1992 Stock Incentive Plan. This award is subject to the usual terms and conditions of awards under the Plan, including an initial period of one year of employment, and shares may be exercised in 25%

Ms. Elizabeth D. Conklyn
November 2, 1995
Page 2


     cumulative installments assuming continued employment. The option price will be set at 100% of fair market value on the date of grant which is anticipated to be the Board meeting of December 14, 1995. In addition, you will be eligible to receive further awards under the Plan in future years as administered by our Personnel and Compensation Committee.


5. For purposes of your retirement benefits, the Company will recognize 1 1/2 years of credited service for each year of your employment with the Company. These special additional benefits must necessarily be provided outside the Corporate Retirement Plan of General Signal and will be paid from the general funds of the Company.

6. You will be authorized to purchase a company car for up to $36,000 including taxes and all other costs.

7. Your medical and life insurance benefits coverage with General Signal will commence after 90 days of employment. You should continue medical coverage with your current employer under COBRA, and we will reimburse you for the expense involved.

8. As an officer of the Company, you will be included in the Financial Counseling perquisite recently approved by the Personnel and Compensation Committee.

9.   We have agreed you will be eligible for 4 weeks vacation beginning in 1996.

10. Liz, you should know that General Signal, in common with most other companies, does not offer or ask for employment commitments for a set period of time. In addition, this offer is conditioned upon satisfactorily completing a physical examination (which includes drug testing) and fulfilling the requirements of the Immigration Reform and Control Act of 1986.

Ms. Elizabeth D. Conklyn
November 2, 1995
Page 3

Assuming the foregoing is acceptable to you, please sign and return one copy of this letter to me no later than Monday, November 6, 1995.

Sincerely,

/s/ Michael D. Lockhart/cm
--------------------------
    Michael D. Lockhart

MDL:cm
Enclosure


Accepted By  /s/ Elizabeth D. Conklyn    Date   11/13/95
            ----------------------------      ------------
                 Elizabeth D. Conklyn